Exhibit 11

HECTOR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CALCULATION OF EARNINGS PER SHARE

	Year Ended December 31
	2005	2004	2003
Basic:
Income from continuing operations	$6,567,334	$4,644,383	$4,296,906
Income from discontinued operations			881,854
Net income	$6,567,334	$4,644,383	$5,178,760

Common shares:
Weighted average number of common shares outstanding	3,821,141	3,634,509	3,487,129

Net income per common share:
Continuing operations	$1.72	$1.28	$1.23
Discontinued operations			.25
	$1.72	$1.28	$1.48

Diluted:
Income from continuing operations	$6,567,334	$4,644,383	$4,296,906
Income from discontinued operations			881,854
Net income	$6,567,334	$4,644,383	$5,178,760

Common and common equivalent shares:

Weighted average number of common shares outstanding	3,821,141	3,634,509	3,487,129
Dilutive effect of convertible preferred shares outstanding	114,387	203,854	220,100
Dilutive effect of stock options outstanding after application of treasury stock method	148,589	130,667	56,124
Dilutive effect of Employee Stock Purchase Plan shares subscribed		823	1,151
	4,084,117	3,969,853	3,764,504

Diluted net income per share:
Continuing operations	$1.61	$1.17	$1.14
Discontinued operations			.23
	$1.61	$1.17	$1.37